EXHIBIT 10.1

APPLE INC.

EXECUTIVE CASH INCENTIVE PLAN

SECTION 1. INTRODUCTION.

The Apple Inc. Executive Cash Incentive Plan (the “Plan”) was approved by the Compensation Committee of Apple Inc.’s Board of Directors on August 17, 2022. The effective date of the Plan is August 17, 2022 and the Plan shall remain in effect until terminated pursuant to Article 6.

The purpose of the Plan is to attract, retain, motivate, reward and align the efforts of the Company’s eligible Participants with the objectives of our shareholders by providing an opportunity to earn cash incentive awards based on the achievement of Performance Goals.

Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan.

SECTION 2. DEFINITIONS.

(a)    “Award” means a cash incentive award granted by the Committee pursuant to Section 5 of the Plan, with such terms and conditions as the Committee may specify from time to time.

(b)   “Code” means the Internal Revenue Code of 1986, as amended and the regulations and interpretations promulgated thereunder.

(c)      “Committee” means the Compensation Committee of the Company’s Board of Directors.

(d)      “Company” means Apple Inc., a California corporation.

(e)      “Participant” means a member of the Company’s executive team, which shall include, without limitation, an executive officer of the Company within the meaning of Rule 3b-7 (or any successor provision thereto) promulgated under the Securities Exchange Act of 1934, as amended, and such other employees of the Company or any of its subsidiaries who are selected by the Committee for participation in the Plan.

(f)      “Performance Goals” mean the financial or non-financial Performance Goals established for each Award pursuant to Section 5 of the Plan. The Performance Goals shall be one or more measurable performance goals established by the Committee with respect to a Performance Period, including without limitation, one or more of the following criteria: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings per share; (xiii) total shareholder return; (xiv) price/earnings ratio; (xv) debt or debt-to-equity; (xvi) accounts receivable; (xvii) writeoffs; (xviii) cash; (xix) assets; (xx) liquidity; (xxi) operations; (xxii) intellectual property (e.g., patents); (xxiii) product development; (xxiv) manufacturing, production or inventory; (xxv) mergers and acquisitions or divestitures; (xxvi) Apple values, key community initiatives or other environmental, social or governance objectives; (xxvii) stock price; and/or (xxviii) any other performance objective selected by the Committee. Any criteria used may be measured, as applicable, (i) in absolute or subjective terms, (ii) in relative terms (including but not limited to, the passage of time and/or against other companies or financial metrics), (iii) against the performance of the Company as a whole or against particular entities, segments, operating units or products of the Company and/or (iv) on a pre-tax or after-tax basis. Without limiting the generality of the foregoing, the Committee may establish alternative Performance Goals applicable to all or a specified portion of an Award and provide that payment of the Award or the specified portion thereof shall be made upon achievement of any, or solely upon achievement of each such, Performance Goal. Performance Goals may differ from Participant to Participant.

(g)      “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. An entity that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

SECTION 3. ADMINISTRATION.

The Plan will be administered by the Committee, which shall exercise any authority under the Plan in its sole discretion. The Committee shall have the full authority to (i) take any actions that it deems necessary or advisable for the operation and administration of the Plan, including, without limitation, adopting Plan rules, procedures or policies; (ii) correct any error, omission or defect in the Plan or any Award; (iii) construe and interpret the terms and conditions of the Plan and any Awards granted under the Plan; and (iv) adopt, amend, or terminate any Awards granted under the Plan, including, without limitation, modifying or adjusting the Performance Goals applicable to any Award as it deems necessary or appropriate to fulfill the intent and purpose of the Plan.

The Committee’s actions, interpretations and constructions with regard to the Plan shall be final, conclusive and binding on all persons for all purposes. Any action taken or determination made by the Committee may be applicable to all Participants, solely to a class of Participants or solely a single Participant and, subject to applicable law, need not be uniform among Participants.

SECTION 4. ELIGIBILTY.

Each Participant must be an employee of the Company or one of its Subsidiaries to be eligible to participate in the Plan and be granted an Award. During any given Performance Period, the Committee may determine that a Participant is eligible to participate in the Plan if hired or promoted into a Plan-eligible position or that a Participant’s role with the Company is no longer Plan-eligible or may adjust the amount payable under any outstanding Award to reflect a change in the Participant’s position, duties or responsibilities.

SECTION 5. AWARDS.

(a)     Grants of Awards. Awards under the Plan may be granted to selected Participants for a fiscal year or such other period as the Committee deems advisable (the “Performance Period”).

(b)   Performance Goals. The Committee shall establish the Performance Goals, and any threshold, target and maximum measurement thereof, applicable to any Award or specified portion thereof for the applicable Performance Period, the maximum payout opportunity as to such Award or the specified portion thereof, and any other terms and conditions for the Award, as soon as practicable before or after the beginning of the fiscal year. The Committee shall determine whether any Performance Goal, as the same may have been modified or adjusted by the Committee, has been met, in whole or in part, the weighting and evaluation of each Performance Goal with respect to any Award, and any payout adjustments based on an individual Participant’s performance.

(c)      Payout. As soon as practicable after the information necessary for evaluating achievement of the Performance Goals, such as the Company’s audited financial statements, are available for a fiscal year for the Awards then outstanding, the Committee will review and determine whether and to what extent the Performance Goals have been achieved. Final Award payouts shall be paid in cash as soon as practicable after the Committee considers the achievement of the Performance Goals and, to the extent applicable, a Participant’s individual performance, unless such payout is deferred in accordance with the Apple Inc. Deferred Compensation Plan (or any successor plan thereto).

(d)     Tax Withholding. Payment of any Award shall be subject to deduction for any federal, state, local or foreign taxes which the Company believes are or may be required by law to be withheld with respect to an Award under the Plan or any other compensation payable to a Participant, including, without limitation, under any awards held by a Participant under the Company’s employee stock plans. The Company may provide for the payment of any tax liability by withholding from the payout under the Award or the Participant’s salary or by any other methods deemed appropriate by the Committee.

(e)     Termination of Service/Leave of Absence. If a Participant terminates service with the Company prior to a payout date, any Awards granted and outstanding will be forfeited unless otherwise determined by the Committee. A Participant who is on a Company-approved leave of absence shall remain eligible to participate in the Plan but may receive a pro-rated payout, as determined by the Committee.

SECTION 6. AMENDMENT AND TERMINATION.

The Committee may at any time and in its sole discretion suspend, amend or terminate the Plan.

SECTION 7. MISCELLANEOUS.

(a)      No Guarantee of Employment. Nothing in this Plan or any Award granted hereunder shall confer upon any Participant any right to continue in the employ of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary to terminate a Participant’s employment at any time.

(b)      Not Compensation for Other Plans. Except as otherwise explicitly required under the terms of an employee benefit plan of the Company that is intended to be qualified under Section 401(a) of the Code, no Award under this Plan and no amount payable or paid under any Award shall be deemed to be or counted as salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of any Participant.

(c)      Compliance with Applicable Laws. The Plan and the grant and payment of Awards are subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required.

(d)      Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of California (except its choice-of-law provisions) and applicable U.S. Federal Laws.

(e)      Restrictions on Transfer. Awards granted under the Plan are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge.

(f)     Section 409A. This Plan is intended to comply with the requirements of Code Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Code Section 409A, it is intended that this Plan be administered in all respects in accordance with Code Section 409A. Each payout under any Award that constitutes nonqualified deferred compensation subject to Code Section 409A shall be treated as a separate payment for purposes of Code Section 409A.

(g)      Forfeiture and Recoupment. Any Award granted under the Plan will be subject to any provisions of applicable laws providing for the recoupment or clawback of incentive compensation; the terms of any Company recoupment, clawback or similar policy in effect at the time of grant of the Award; and any recoupment, clawback or similar provisions that the Committee may determine.

(h)      Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of the Plan shall continue in effect.

(i)      Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payout of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company. No amounts awarded or accrued under the Plan shall be funded, set aside, subject to interest payment or otherwise segregated prior to payout of an Award. Any Award payable under the Plan is voluntary and occasional and does not create any contractual or other right to receive Awards in future years or benefits in lieu of such Awards.

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